UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2010

Pennichuck Corporation
 (Exact name of registrant as specified in its charter)

New Hampshire	0-18552	02-0177370
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Manchester Street, Merrimack, New Hampshire	03054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 882-5191

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Pennichuck Corporation (the “Company”) and the City of Nashua, New Hampshire (the “City”) today jointly filed a motion with the New Hampshire Public Utilities Commission (the “NHPUC” or the “Commission”) requesting the NHPUC to issue a scheduling order for the purpose of establishing a process by which the eminent domain valuation of the plant and property of Pennichuck Water Works, Inc. (“PWW”) will be updated and to make a final determination of the price to be paid for such plant and property. This motion is consistent with the position taken by the Company in its June 2, 2010 press release that there has not yet been a final determination of the price to be paid by Nashua for the assets of PWW. Under New Hampshire law, RSA 38:13, the City has 90 days from the date of the final determination of the price to be paid for the assets of PWW to decide whether or not to complete the purchase.

The joint motion includes the following stipulation as to the methodology for determining the final price to be paid for the assets of PWW.

“More specifically, because the need to update the preliminary value set forth in the Taking Order arises primarily from the fact that PWW has added new assets since the December 31, 2008 valuation date used by the Commission, the [parties] agree that the final valuation should be determined by adjusting the preliminary $203 million purchase price by an amount equal to the additions and retirements and accumulated depreciation reserves with respect to assets place in service, or retired from service, after December 31, 2008, consistent with the asset updating approach used by the Commission...”

While we cannot predict whether the City will proceed with an eminent domain taking of the assets of PWW at the purchase price ultimately set by the NHPUC, we note that City officials have publicly stated in the past that the payment amounts set by the NHPUC are too high.

The joint motion further indicates that the Company and the City remain interested in reaching a negotiated resolution of the proceeding, which could include a possible sale of the stock of the Company to the City. If the parties reach agreement on such a consensual transaction, the joint motion states that “they intend to submit such a transaction to the Commission for its approval, and the price agreed to would constitute the final determination of price contemplated by RSA 38:13 that is subject to ratification by the City’s Board of Aldermen, thereby rendering it unnecessary for the Commission to update the preliminary value determined in the Taking Order for PWW’s plant and property.”

Notwithstanding the foregoing, a Company stock sale would require the negotiation and resolution of many complex issues and, therefore, no assurance can be given that the City and the Company will ultimately be able to reach agreement on such matters. Also, in addition to approval by the City’s Board of Aldermen, the consummation of such a transaction would be subject to approval by the NHPUC and the Company’s shareholders, and would depend on the availability of financing to Nashua. Finally, there can be no assurance that the Company’s Board of Directors will ultimately conclude that a sale of the Company to the City is in the best interests of the Company’s shareholders.

The full text of the joint motion is attached as Exhibit 99.1 to this Form 8-K and incorporated herein by reference.

The Company also incorporates herein by reference the Company’s previous disclosure regarding eminent domain-related matters appearing in its Quarterly Report on Form 10-Q for the period ended March 31, 2010 and Annual Report on Form 10-K for the year ended December 31, 2009, including without limitation the disclosure appearing under the captions “Business—Ongoing Eminent Domain Proceeding,” “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, in each case to the extent not superseded by subsequently filed information, including the accompanying press release.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Joint Motion to Establish Schedule to Update Valuation and Make Final Determination of Price

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNICHUCK CORPORATION (Registrant)
Date: June 30, 2010	By:	/s/ Duane C. Montopoli
Duane C. Montopoli
President and Chief Executive Officer